4108251

Secretary of State
Articles of Incorporation of a Nonprofit Public Benefit Corporation

ARTS-PB-501(c)(3)

FILED
Secretary of State
State of California

JAN 19 2018

IMPORTANT — Read instructions before completing this form.

Filing Fee – $30.00

Copy Fees – First page $1.00; each attachment page $0.50; Certification Fee - $5.00

Note: A separate California Franchise Tax Board application is required to obtain tax exempt status. For more information, go to https://www.ftb.ca.gov.

This Space For Office Use Only

1. Corporate Name (Go to www.sos.ca.gov/business/be/name-availability for general corporate name requirements and restrictions.)

The name of the corporation is NewCo2 Corp.

2. Business Addresses (Enter the complete business addresses. Item 2a cannot be a P.O.Box or "in care of" an individual or entity.)

a. Initial Street Address of Corporation - Do not enter a P.O. Box	City (no abbreviations)	State	Zip Code
30344 Woodbury Cir.	Menifee	CA	92584
b. Initial Mailing Address of Corporation, if different than Item 2a	City (no abbreviations)	State	Zip Code

3. Service of Process (Must provide either Individual OR Corporation.)

INDIVIDUAL – Complete Items 3a and 3b only. Must include agent's full name and California street address.

a. California Agent's First Name (if agent is not a corporation)	Middle Name	Last Name		Suffix
Michael		Pollastro		
b. Street Address (if agent is not a corporation) - Do not enter a P.O. Box	City (no abbreviations)	State	Zip Code	
30344 Woodbury Cir.	Menifee	CA	92584	

CORPORATION – Complete Item 3c. Only include the name of the registered agent Corporation.

c. California Registered Corporate Agent's Name (if agent is a corporation) – Do not complete Item 3a or 3b

4. Purpose Statement

Item 4a: One or both boxes must be checked.
Item 4b: If "public" purposes is checked in Item 4a, or if you intend to apply for tax-exempt status in California, you must enter the specific purpose in Item 4b.

a. This corporation is a nonprofit Public Benefit Corporation and is not organized for private gain of any person. It is organized under the Nonprofit Public Benefit Corporation Law for: ☑ public purposes ☑ charitable purposes

b. The specific purpose of this corporation is to grow hemp and marijuana for educational and scientific purposes, and to possibly donate products intended for illness to local organizations.

5. Additional Statements (See Instructions and Filing Tips.)

a. This corporation is organized and operated exclusively for the purposes set forth in Article 4 hereof within the meaning of Internal Revenue Code section 501(c)(3).

b. No substantial part of the activities of this corporation shall consist of carrying on propaganda, or otherwise attempting to influence legislation, and this corporation shall not participate or intervene in any political campaign (including the publishing or distribution of statements) on behalf of any candidate for public office.

c. The property of this corporation is irrevocably dedicated to the purposes in Article 4 hereof and no part of the net income or assets of this corporation shall ever inure to the benefit of any director, officer or member thereof or to the benefit of any private person.

d. Upon the dissolution or winding up of this corporation, its assets remaining after payment, or provision for payment, of all debts and liabilities of this corporation shall be distributed to a nonprofit fund, foundation or corporation which is organized and operated exclusively for charitable, educational and/or religious purposes and which has established its tax-exempt status under Internal Revenue Code section 501(c)(3).

6. Read and Sign Below (This form must be signed by each incorporator. See instructions. Do not include a title.)

[signature] Michael Pollastro

Signature Type or Print Name